Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR THIRD QUARTER OF FISCAL 2010

WALTHAM, Mass., – June 8, 2010 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its third quarter of fiscal year 2010 ended April 30, 2010.

Financial Summary

•	Net revenue of $213.7 million, a decrease of 7.7% compared to the third quarter of fiscal 2009
•	Gross margin as a percentage of revenue of 11.5% compared to 14.0% in the third quarter of fiscal 2009
•	Operating income of $1.3 million compared to operating income of $2.7 million in the third quarter of fiscal 2009
•

Net loss of $3.4 million, or $0.08 per share, which included a loss from discontinued operations of $2.3 million, or $0.05 per share, compared to a net loss of $1.9 million, or $0.04 per share, in the third quarter of fiscal 2009

•	Non-GAAP operating income of $8.3 million compared to $16.1 million in the third quarter of fiscal 2009
•	Free cash flow from operations of $535 thousand compared to $16.0 million in the third quarter of fiscal 2009

Consolidated Financial Results

“Revenue for the third quarter of fiscal 2010 was less than the same quarter last year, primarily due to lower revenue from new client engagements. As we work to build our revenue from new engagements back toward the record levels achieved in fiscal 2009, the time required to start new programs and bring them to the point of generating significant revenue continues to be longer than what we experienced previously,” said Joseph C. Lawler, chairman, president and chief executive officer of ModusLink Global Solutions. “However, we are encouraged with the signs of stabilization in our business, including higher unit volumes from certain client programs and revenue from our base business that is comparable to the same quarter last year.”

“Gross margin for the third quarter was lower than the same period last year, primarily due to lower revenue and higher costs related to the start-up of new engagements. For the first nine months of this year, gross margin was 13%, which is within our previously stated target range and represents good margin expansion compared with the same period last year,” continued Lawler.

“Looking forward, we continue to have a very compelling value proposition for outsourced supply chain, aftermarket and e-Business solutions and a high level of client satisfaction. Our pipeline of opportunities for new programs remains strong and is positioned to make a greater contribution to our revenue. In the near-term, we are focused on adding new client programs from existing and prospective clients, implementing our plans to bring new programs to the point of revenue generation faster and delivering the highest level of client service,” continued Lawler.

ModusLink reported net revenue of $213.7 million for the third quarter of fiscal 2010, a decrease of 7.7% compared to net revenue of $231.5 million reported in the third quarter of fiscal 2009. Net revenue for the third quarter of 2010 reflects lower revenue from new client engagements compared with the third quarter of 2009, which was a record year for revenue from new engagements. Revenue for the third quarter of 2010 included $8.9 million from Tech for Less, which was acquired on December 4, 2009.

Gross profit for the third quarter of fiscal 2010 was $24.6 million, or 11.5% of revenue, compared to $32.4 million, or 14.0% of revenue, in the third quarter of fiscal 2009. The decrease in gross margin as a percentage of revenue in the third quarter of fiscal 2010 was primarily due to lower revenue and higher costs related to the start-up of new engagements compared to the same period last year.

Operating income for the third quarter of fiscal 2010 was $1.3 million compared to operating income of $2.7 million in the third quarter of fiscal 2009. The decline in operating income was principally due to lower revenue and gross margin in the third quarter of fiscal 2010 compared to the third quarter of the prior year.

Net loss for the third quarter of 2010 was $3.4 million, or ($0.08) per share, compared to net loss of $1.9 million, or ($0.04) per share, for the same period in fiscal 2009. Third quarter fiscal 2010 results included a loss from discontinued operations of $2.3 million, or ($0.05) per share, primarily due to updated sublease assumptions for a facility no longer being utilized for operations by the Company, compared to a loss from discontinued operations of $68 thousand, or ($0.00) per share, in fiscal 2009.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and non-recurring charges, the Company reported non-GAAP operating income of $8.3 million for the third quarter of fiscal 2010, a 48.5% decrease from $16.1 million for the same period in fiscal 2009.

As of April 30, 2010, the Company had working capital of approximately $221.3 million compared to $237.0 million at July 31, 2009 and $236.7 million at April 30, 2009. Included in working capital as of April 30, 2010 were cash, cash equivalents, short-term investments and marketable securities totaling $160.2 million compared to $179.2 million at July 31, 2009 and $167.8 million at April 30, 2009. The Company concluded the quarter with no outstanding bank debt.

For the third quarter of fiscal 2010, net cash provided by operating activities of continuing operations was $3.7 million and additions to property and equipment were $3.1 million, and therefore free cash flow from operations was $535 thousand, compared to $16.0 million in the same period in 2009.

“We continue to effectively manage costs and maintain working capital efficiency,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “ModusLink has a very strong and liquid balance sheet, providing us with competitive advantage in our market and a platform for future acquisitions and long-term growth.”

Based on current forecasts from its clients and expected contributions from new client engagements, ModusLink continues to expect a sequential improvement in revenue for the fourth quarter of fiscal 2010, compared to the third quarter of fiscal 2010. In addition, ModusLink continues to expect to generate positive free cash flow from operations for the full fiscal year 2010 and at a level similar to fiscal year 2009.

New Stock Repurchase Program Announced

The Company also announced that its Board of Directors has authorized the repurchase of up to $10 million of the Company's common stock from time to time over the next 18 months and that it has completed its previously announced repurchase program.

The timing and amount of any shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company's stock plans and for other corporate purposes or may be retired. The repurchase program will be funded using the Company's working capital.

During the third quarter of fiscal 2010, the Company completed the stock repurchase program that was announced on June 9, 2009 and pursuant to which it was authorized to repurchase $15 million of common stock. In the third quarter, the Company repurchased 232,865 shares of its common stock for aggregate consideration of $2.2 million, bringing the total number of shares repurchased under the program to 1,805,105.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2010 third quarter results at 5:00 p.m. ET on June 8, 2010. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK) designs and executes global supply chain, aftermarket and e-Business solutions — across multiple channels — for the world's leading technology and consumer brands. More than 25 years of experience developing business process outsourcing and technology solutions for the global value chain enables the Company to solve clients' cost, time-to-market, customer satisfaction and revenue objectives. ModusLink Global Solutions has headquarters in Waltham, Massachusetts and more than 25 facilities in 14 countries—giving it the largest global footprint in the industry. For additional information, visit http://www.moduslink.com or visit ModusLink's value chain blog, Value Unchained at http://www.valueunchained.com.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) ("non-GAAP operating income/(loss)") provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release. The Company defines “Free cash flow from operations” as net cash provided by (used in) operating activities of continuing operations less additions to property and equipment as shown on the Company’s consolidated statements of cash flows. Management considers free cash flow from operations to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects net cash generated from operations. Free cash flow from operations is not a measure determined in accordance with GAAP and may not be defined and calculated by other companies in the same manner. A table reconciling “Free cash flow from operations” to the GAAP measures of net cash provided by (used in) operating activities of continuing operations less additions to property and equipment is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s pipeline of opportunities for new programs and their impact on revenue, near-term initiatives, the prospects for future growth and strategic acquisitions and the current expectations regarding revenue in the fourth quarter of fiscal 2010 and free cash flow from operations for fiscal 2010. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its free cash flow from operations and cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; potential acquisitions may not be available on terms acceptable to the Company or at all; the Company's management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company's filings with the Securities and Exchange Commission, including the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Bob Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Manager

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended April 30,			Nine months ended April 30,
	2010	2009	Fav (Unfav)	2010	2009	Fav (Unfav)
Net revenue	$213,697	$231,469	-7.7%	$695,864	$783,343	-11.2%
Cost of revenue	189,090	199,034	5.0%	603,708	690,617	12.6%

Gross margin	24,607	32,435	-24.1%	92,156	92,726	-0.6%

	11.5%	14.0%	-2.5%	13.2%	11.8%	1.4%
Operating expenses:
Selling, general and administrative	21,655	28,371	23.7%	68,695	92,526	25.8%
Amortization of intangibles	1,657	1,373	-20.7%	4,628	4,113	-12.5%
Impairment of goodwill	—	—		—	164,682	100.0%

Total operating expenses	23,312	29,744	21.6%	73,323	261,321	71.9%

Operating income (loss)	1,295	2,691	-51.9%	18,833	(168,595)	111.2%
Other loss	(1,445)	(1,382)	-4.6%	(3,819)	(10,177)	62.5%

Income (loss) from continuing operations before taxes	(150)	1,309	-111.5%	15,014	(178,772)	108.4%
Income tax expense	942	3,188	70.5%	4,997	10,677	53.2%

Income (loss) from continuing operations	(1,092)	(1,879)	41.9%	10,017	(189,449)	105.3%
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(2,334)	(68)	-3332.4%	(2,319)	90	-2676.7%

Net Income (loss)	$(3,426)	$(1,947)	-76.0%	$7,698	$(189,359)	104.1%

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.03)	$(0.04)	25.0%	$0.22	$(4.17)	105.3%
Income (loss) from discontinued operations	$(0.05)	$0.00	—	$(0.05)	$0.00	—

Net income (loss)	$(0.08)	$(0.04)	-100.0%	$0.17	$(4.17)	104.1%

Shares used in computing basic earnings (loss) per share	43,730	45,276		44,256	45,442

Shares used in computing diluted earnings (loss) per share	43,730	45,276		44,408	45,442

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2010	July 31, 2009	April 30, 2009
Assets:
Cash and cash equivalents	$159,897	$168,767	$167,503
Available-for-sale securities	335	440	338
Short-term investments	—	10,000	—
Trade accounts receivable, net	146,203	171,090	165,833
Inventories, net	66,270	63,023	68,479
Prepaid and other current assets	12,020	12,773	8,336

Total current assets	384,725	426,093	410,489

Property and equipment, net	54,857	61,178	63,700
Investments in affiliates	13,022	12,369	14,570
Goodwill	42,007	25,708	25,708
Intangible assets, net	25,852	23,120	24,492
Other assets	10,140	7,353	6,757

	$530,603	$555,821	$545,716

Liabilities:
Current portion of capital lease obligations	$46	$152	$93
Accounts payable	108,730	122,125	106,563
Current portion of accrued restructuring	5,611	15,098	12,181
Accrued income taxes	1,260	1,803	1,448
Accrued expenses	41,103	42,277	45,183
Other current liabilities	4,696	5,793	6,436
Current liabilities of discontinued operations	1,992	1,866	1,927

Total current liabilities	163,438	189,114	173,831

Long-term portion of accrued restructuring	1,276	2,014	2,227
Long-term portion of capital leases obligations	43	194	34
Other long-term liabilities	15,686	16,490	18,677
Non-current liabilities of discontinued operations	3,575	2,411	2,808

	20,580	21,109	23,746
Stockholders' equity	346,585	345,598	348,139

	$530,603	$555,821	$545,716

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	April 30, 2010	April 30, 2009	April 30, 2010	April 30, 2009
Net revenue:
Americas	76,412	79,863	240,576	261,490
Asia	61,306	76,604	206,988	234,602
Europe	64,858	70,921	226,959	275,683
All other	11,121	4,081	21,341	11,568

	$213,697	$231,469	$695,864	$783,343

Operating income (loss):
Americas	(3,940)	(4,126)	(8,080)	(89,875)
Asia	11,343	10,946	41,810	(44,230)
Europe	(1,358)	(1,813)	(2,150)	(24,503)
All other	(1,234)	1,112	(1,693)	1,529

	4,811	6,119	29,887	(157,079)
Other reconciling items	(3,516)	(3,428)	(11,054)	(11,516)

	$1,295	$2,691	$18,833	$(168,595)

Non-GAAP operating income (loss):
Americas	(1,678)	38	(232)	(4,899)
Asia	13,127	13,397	46,921	37,743
Europe	441	3,955	2,595	5,467
All other	(651)	1,420	(272)	2,435

	11,239	18,810	49,012	40,746
Other reconciling items	(2,910)	(2,715)	(9,162)	(8,951)

	$8,329	$16,095	$39,850	$31,795

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation, restructuring, and non-recurring charges.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$8,329	$16,095	$39,850	$31,795

Adjustments:
Depreciation	(4,217)	(4,693)	(12,668)	(14,139)
Amortization of intangible assets	(1,657)	(1,373)	(4,628)	(4,113)
Impairment of goodwill	—	—	—	(164,682)
Stock-based compensation	(900)	(928)	(3,296)	(3,972)
Restructuring, net	(260)	(6,410)	(425)	(13,484)

GAAP Operating income	$1,295	$2,691	$18,833	$(168,595)

Other income, net	(1,445)	(1,382)	(3,819)	(10,177)
Income tax expense	942	3,188	4,997	10,677
Income (loss) from discontinued operations	(2,334)	(68)	(2,319)	90

Net income (loss)	$(3,426)	$(1,947)	$7,698	$(189,359)

The calculations of free cash flow from operations for the three and nine month periods ending April 30, 2010 and April 30, 2009 are as follows:

	Three months ended April 30,		Nine months ended April 30,
	2010	2009	2010	2009
Net cash provided by operating activities of continuing operations	$3,658	$18,019	$33,744	$20,926
Additions to property and equipment	(3,123)	(2,068)	(6,561)	(8,672)

Free cash flow from operations	$535	$15,951	$27,183	$12,254